As filed with the Securities and Exchange Commission on May 12, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

VITESSE SEMICONDUCTOR CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	77-0138960
(State of other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

741 Calle Plano
Camarillo, CA 93012
(805) 388-3700
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Louis R. Tomasetta, President
Vitesse Semiconductor Corporation
741 Calle Plano
Camarillo, CA 93012
(805) 388-3700
(Name, address , including zip code, and telephone number, including area code, of agent for service)

Copies to:
Francis S. Currie
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025
(650) 752-2000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐ _______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐ ______

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐______

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to beRegistered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.01 per share	2,100,000 shares	$3.46	$7,266,000	$590.00

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933 based on the closing price for Vitesse Common Stock on May 8, 2003.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MAY 12, 2003

2,100,000 Shares

VITESSE SEMICONDUCTOR CORPORATION

Common Stock

     All of the shares of common stock offered by this Prospectus are being sold by selling stockholders. The selling stockholders will be issued an aggregate of 549,580 shares of our common stock immediately prior to date upon which the registration statement of which this prospectus is a part is declared effective. Some or all of the remaining 1,550,420 shares may be issued to the selling stockholders in connection with potential contingent payments on July 31, 2003 and October 31, 2003. Vitesse Semiconductor Corporation will not receive any of the proceeds from the sale of these shares.

     Our shares are listed for trading on The Nasdaq Stock Market’s National Market under the symbol “VTSS”. On May 8, 2003, the last reported sales price of our common stock on the Nasdaq National Market was $3.46.

Investing in our common stock involves risks. See “Risk Factors” starting on page 3.

     The shares offered by this prospectus have been or will be issued pursuant to a Stock Purchase Agreement among Vitesse Semiconductor Corporation, APT Technologies, Inc., the selling stockholders and certain other parties dated January 31, 2003, and we are registering the shares pursuant to that agreement and a Registration Rights agreement between Vitesse Semiconductor Corporation and the selling stockholders dated January 31, 2003.

     The selling stockholders may sell all or a portion of the shares from time to time on The Nasdaq Stock Market’s National Market and at prices which will be determined by the prevailing market price for the shares.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May ____, 2003.

i

VITESSE SEMICONDUCTOR CORPORATION

     Vitesse is a leading designer and manufacturer of innovative silicon solutions and optical devices used in the networking, communications and storage industries worldwide. Our principal executive offices are located at 741 Calle Plano, Camarillo, CA 93012 and our telephone number is (805) 388-3700. References to Vitesse, the Company, “we”, “us” and “our” in this Prospectus refer to Vitesse Semiconductor Corporation and its subsidiaries unless the context requires otherwise.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents we incorporate by reference may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this prospectus that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “believe” and similar expressions, including the negatives thereof, are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the other documents incorporated by reference, including, but not limited to, our Annual Report on Form 10-K for the year ended September 30, 2002, including any amendment. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”), in accordance with the Securities Exchange Act of 1934 (the “Exchange Act”). You may read and copy our reports, proxy statements and other information filed by us at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the SEC are available to the public over the Internet at the SEC’s website located at www.sec.gov. We maintain a website at www.vitesse.com. Our website is not a part of this prospectus.

     We have filed a registration statement on Form S-3 under the Securities Act of 1933 (the “Securities Act”) with respect to our common stock. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted and you should refer to the registration statement and its exhibits.

     The SEC allows us to “incorporate by reference” the information we have previously filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

(a)	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2002.
(b)	Our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2002, as amended.
(c)	Our Current Report on Form 8 -K filed February 11, 2003.
(d)	Our Current Report on Form 8 -K filed April 22, 2003.
(e)	The description of our common stock contained in our Registration Statement on Form 8-A filed with the

SEC on November 8, 1991, including any amendment or report filed for the purpose of updating any such description.

You may request a copy of these filings, at no cost, by writing, calling or e-mailing us at the following address:

Vitesse Semiconductor Corporation
741 Calle Plano
Camarillo, CA 93012
Attention: Investor Relations
(805) 388-3700
invest@vitesse.com.

RISK FACTORS

     You should carefully consider the following factors and other information included or incorporated by reference in this prospectus before deciding to purchase our common stock. Any of these risks could have a material adverse effect on our business, financial condition, results of operations and prospects, which could in turn have a material adverse effect on the price of our common stock.

     We Have Experienced Continuing Losses From Operations Since March 31, 2001, and We Expect That Our Operating Results Will Fluctuate in The Future Due to Reduced Demand in Our Markets

     Since our quarterly revenues and earnings per share (excluding acquisition related and non-recurring charges) peaked in the quarter ended December 31, 2000, our revenues have declined substantially and we have experienced continuing losses from operations. While our revenues have improved slightly since the fourth quarter of fiscal 2001, they are still not sufficient to cover our operating expenses. Further, in fiscal 2002 our operating results were materially and adversely affected by an inventory write-down, restructuring charges and impairment charges. If we are required to take additional charges such as these in the future, the adverse effect on our operating results may again be material. Due to general economic conditions and slowdowns in purchases of networking equipment, it has become increasingly difficult for us to predict the purchasing activities of our customers and we expect that our operating results will fluctuate substantially in the future. We cannot predict when we will again achieve profitability, if at all. Future fluctuations in operating results may also be caused by a number of factors, many of which are outside our control. Additional factors that could affect our future operating results include the following:

  The loss of major customers;
  Variations, delays or cancellations of orders and shipments of our products;
  Reduction in the selling prices of our products;
  Significant changes in the type and mix of products being sold;
  Delays in introducing new products;
  Design changes made by our customers;
  Our failure to manufacture and ship products on time;
  Changes in manufacturing capacity, the utilization of this capacity and manufacturing yields;
  Variations in product development costs;
  Changes in inventory levels; and
  Expenses or operational disruptions resulting from acquisitions.

     In fiscal 2002, we implemented significant cost reductions. We do not expect that these measures will be sufficient to offset lower revenues until fiscal 2004, if at all, and as such, we expect to incur a net loss for the remainder of fiscal 2003. In the past, we have recorded significant new product development costs because our policy is to expense these costs at the time that they are incurred. We may incur these types of expenses in the future. These additional expenses will have a material and adverse effect on our results in future periods. The occurrence of any of the above -mentioned factors could have a material adverse effect on our business and on our financial results.

The Market Price for Our Common Stock Has Been Volatile and Future Volatility Could Cause the Value of Your Investment in Our Company to Decline.

     Our stock price has experienced significant volatility recently. In particular, our stock price declined significantly in the context of announcements made by us and other semiconductor suppliers of reduced revenue expectations and of a general slowdown in the technology sector, particularly the optical networking equipment sector. Given these general economic conditions and the reduced demand for our products that we have experienced recently, we expect that our stock price will continue to be volatile. In addition, the value of your investment could decline due to the impact of any of the following factors, among others, upon the market price of our common stock:

  Additional changes in financial analysts’ estimates of our revenues and operating results;
  Our failure to meet financial analysts’ performance expectations; and
  Changes in market valuations of other companies in the semiconductor or networking industries.

     In addition, many of the risks described elsewhere in this section could materially and adversely affect our stock price, as discussed in those risk factors. The stock markets have recently experienced substantial price and volume volatility. Fluctuations such as these have affected and are likely to continue to affect the market price of our common stock.

     In the past, securities class action litigation has often been instituted against companies following periods of volatility and decline in the market price of such companies’ securities. If instituted against us, regardless of the outcome, such litigation could result in substantial costs and dive rsion of our management’s attention and resources and have a material adverse effect on our business, financial condition and results of operations. We could be required to pay substantial damages, including punitive damages, if we were to lose such a laws uit.

If We are Unable to Develop and Introduce New Products Successfully or to Achieve Market Acceptance of Our New Products, Our Operating Results would be Adversely Affected.

     Our future success will depend on our ability to develop new high-performance integrated circuits and optical modules for existing and new markets, introduce these products in a cost-effective and timely manner and convince leading equipment manufacturers to select these products for design into their own new products. Our quarterly results in the past have been, and are expected in the future to continue to be, dependent on the introduction of a relatively small number of new products and the timely completion and delivery of those products to customers. The development of new integrated circuits is highly complex, and from time to time we have experienced delays in completing the development and introduction of new products. In addition, we only introduced optical modules since our acquisition of Versatile Optical Networks, Inc. (“Versatile”), in July 2001, and only began to see significant sales of these products since the quarter ended June 30, 2002. Our ability to develop and deliver new products successfully will depend on various factors, including our ability to:

  Accurately predict market requirements and evolving industry standards;
  Accurately define new products;
  Timely complete and introduce new products;
  Timely qualify and obtain industry interoperability certification of our products and our customers’ products into which our products will be incorporated;
  Achieve high manufacturing yields; and
  Gain market acceptance of our products and our customers’ products.

     If we are not able to develop and introduce new products successfully, our business, financial c ondition and results of operations will be materially and adversely affected.

We are Dependent on a Small Number of Customers in a Few Industries

     We intend to continue focusing our sales effort on a small number of customers in the communications and storage markets that require high-performance integrated circuits. Some of these customers are also our competitors. For the quarter ended March 31, 2003, one customer accounted for greater than 10% of total revenues. If any of our major customers delays orders of our products or stops buying our products, our business and financial condition would be severely affected.

There Are Risks Associated with Recent and Future Acquisitions

     Since the beginning of fiscal 2000, we made four significant acquisitions. In March 2000, we completed the acquisition of Orologic, Inc. (“Orologic”) in exchange for approximately 4.5 million shares of our common stock. In May 2000, we completed the acquisition of SiTera Incorporated (“SiTera”) for approximately 14.7 million shares o f our common stock. In June 2001, we acquired Exbit Technology A/S (“Exbit”) for up to approximately 2.7 million shares of our common stock and may be required to issue an additional 1.3 million shares upon the attainment of certain internal future retention and performance goals. In July 2001, we completed the acquisition of Versatile for approximately 8.8 million shares of our common stock. Most recently, we completed the acquisition of APT

Technologies, Inc. for approximately $10.0 to $14.4 million, depending on the performance of the acquired business. Also, during fiscal 2000 and fiscal 2001, we completed smaller acquisitions for an aggregate of approximately $61.7 million consisting of approximately 0.8 million shares of common stock issued and stock options assumed and approximately $44.6 million in cash. These acquisitions may result in the diversion of management’s attention from the day-to-day operations of the Company’s business. Risks of making these acquisitions include difficulties in the integration of acquired operations, products and personnel. If we fail in our efforts to integrate recent and future acquisitions, our business and operating results could be materially and adversely affected.

     Our management frequently evaluates strategic opportunities available. In the future, we may pursue additional acquisitions of complementary products, technologies or businesses. Acquisitions we make in the future could result in dilutive issuances of equity securities, substantial debt and amortization expenses related to intangible assets. In particular, in connection with our acquisition of Orologic, we were required to record an in-process research and development (“IPR&D”) charge of $45.6 million in the three months ended March 31, 2000. In addition, under the new SFAS No. 142, which we adopted as of October 1, 2001, certain intangible assets relating to acquired businesses, including goodwill, are maintained on the balance sheet rather than being amortized. These assets must be tested at least annually for impairment, and in the year ended September 30, 2002, we recorded impairment charges of $403.0 million associated with goodwill and other intangible assets related to past acquisitions. As of March 31, 2003, and after accounting for these impairment charges, we had an aggregate of $190.3 million of goodwill and other intangible assets on our balance sheet. These assets may eventually be written down to the extent they are deemed to be impaired and any such write-downs would adversely affect our results.

Our Industry is Highly Competitive

     The markets for our products are intensely competitive and subject to rapid technological advancement in design tools, wafer-manufacturing techniques, process tools and alternate networking technologies. We must identify and capture future market opportunities to offset the rapid price erosion that characterizes our industry. We may not be able to develop new products at competitive pricing and performance levels. Even if we are able to do so, we may not complete a new product and introduce it to market in a timely manner. Our customers may substitute use of our products in their next generation equipment with those of current or future competitors. Our competitors include Agere, Applied Micro Circuits Corporation, Broadcom, Conexant Systems, IBM, Intel, Infineon, Marvell, Maxim Integrated Products and PMC Sierra. We also compete with internal ASIC design units of systems companies such as Cisco and Nortel. Over the next few years, we expect additional competitors, some of which may have greater financial and other resources, to enter the market with new products. In addition, we are aware of venture-backed companies that focus on specific portions of our product line. These companies, individually or collectively, could represent future competition for many design wins and subsequent product sales.

     We typically face competition at the design stage, where customers evaluate alternative design approaches that require integrated circuits. Our competitors have increasingly frequent opportunities to supplant our products in next generation systems because of shortened product life and design-in cycles in many of our customer’s products.

     Competition is particularly strong in the market for optical networking chips, in part due to the market’s past growth rate, which attracts larger competitors, and in part due to the number of smaller companies focused on this area. These companies, individually and collectively, represent strong competition for many design wins and subsequent product sales. Larger competitors in our market have acquired both mature and early stage companies with advanced technologies. These acquisitions could enhance the ability of larger competitors to obtain new business that Vitesse might have otherwise won.

There are Risks Associated with Doing Business in Foreign Countries

     In second quarter of fiscal 2003, international sales accounted for 30% of our total revenues, and we expect international sales to constitute a substantial portion of our total revenues for the foreseeable future. International sales involve a variety of risks and uncertainties, including risks related to:

  Reliance on strategic alliance partners;
  Compliance with foreign regulatory requirements;
  Variability of foreign economic conditions;
  Changing restrictions imposed by U.S. export laws; and
  Competition from U.S. based companies that have firmly established significant international operations.

     Failure to successfully address these risks and uncertainties could adversely affect our international sales, which could in turn have a material and adverse effect on our results of operations and financial condition.

We Must Keep Pace with Product and Process Development and Technological Change

     The market for our products is characterized by rapid changes in both product and process technologies. We believe that our success to a large extent depends on our ability to continue to improve our product and process technologies and to develop new products and technologies in order to maintain our competitive position. Further, we must adapt our products and processes to technological changes and adopt emerging industry standards. Our failure to accomplish any of the above could have a negative impact on our business and financial results.

We Are Dependent on Key Suppliers

     We manufacture our products using a variety of components procured from third-party suppliers. All of our high-performance integrated circuits are packaged by third parties. Other components and materials used in our manufacturing process are available from only a limited number of sources. Further, we are increasingly relying on third-party semiconductor foundries for our supply of silicon-based products. Any difficulty in obtaining sole- or limited-sourced parts or services from third parties could affect our ability to meet scheduled product deliveries to customers. This in turn could have a material adverse effect on our customer relationships, business and financial results.

Our Manufacturing Yields Are Subject to Fluctuation

     Semiconductor fabrication is a highly complex and precise process. Defects in masks, impurities in the materials used, contamination of the manufacturing environment and equipment failures can cause a large percentage of wafers or die to be rejected. Manufacturing yields vary among products, depending on a particular high-performance integrated circuit’s complexity and on our experience in manufacturing it. In the past, we have experienced difficulties in achieving acceptable yields on some high-performance integrated circuits, which has led to shipment delays. Our overall yields are lower than yields obtained in a mature silicon process because we manufacture a large number of different products in limited volume and our process technology is less developed. We anticipate that many of our current and future products may never be produced in volume.

     Since a majority of our manufacturing costs are relatively fixed, maintaining a number of shippable die per wafer is critical to our operating results. Yield decreases can result in higher unit costs and may adversely affect gross profit and net income. We use estimated yields for valuing work-in-process inventory. If actual yields are materially different than these estimates, we may need to revalue wo rk-in-process inventory. Consequently, if any of our current or future products experience yield problems, our financial results may be adversely affected.

Our Business Is Subject to Environmental Regulations

     We are subject to various governmental regulations related to toxic, volatile and other hazardous chemicals used in our manufacturing process. If we fail to comply with these regulations, this failure could result in the imposition of fines or in the suspension or cessation of our operations. Additionally, we may be restricted in our ability to expand operations at our present locations or we may be required to incur significant expenses to comply with these regulations.

Our Failure to Manage Growth of Operations May Adversely Affect Us

     The management of our growth requires qualified personnel, systems and other resources. We have recently established several product design centers worldwide and completed several acquisitions since the fall of 1998. We have only limited experience in integrating the o perations of acquired businesses. Failure to manage our growth or to successfully integrate new and future facilities or newly acquired businesses could have a material adverse effect on our business and financial results.

We Are Dependent on Key Personnel

     Due to the specialized nature of our business, our success depends in part upon attracting and retaining the services of qualified managerial and technical personnel. The competition for qualified personnel is intense. The loss of any of our key employe es or the failure to hire additional skilled technical personnel could have a material adverse effect on our business and financial results.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the s hares offered by this prospectus. All proceeds from the sale of the s hares will be for the account of the selling stockholders, as described below. See “Selling Stockholders” and “Plan of Distribution” described below.

SELLING STOCKHOLDERS

     The selling stockholders are former stockholders of APT Technologies, Inc. and have or will have received the shares being offered and sold in this prospectus in connection with our acquisition of ATP Technologies on January 31, 2003. Prior to the acquisition, each of the selling stockholders served as officers of APT Technologies, with James V. Rubino serving as President and Klaus-Peter Deyring serving as Secretary. The selling stockholders became employees of Vitesse following the acquisition. The selling stockholders have not otherwise held any position or office or had a material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock and rights to acquire our common stock pursuant to contingent payments provided for in the Stock Purchase Agreement dated January 31, 2003 among Vitesse Semiconductor Corporation, APT Technologies, the selling stockholders and certain other parties (the “Stock Purchase Agreement”) and registration rights pursuant to a Registration Rights Agreement dated January 31, 2003 among Vitesse Semiconductor Corporation and the selling stockholders (the “Registration Rights Agreement”).

     The following table sets forth, as of April 30, 2003, the names of the selling stockholders, the number of our shares that the selling stockholders beneficially own as of such date, the number of our shares owned by selling stockholders that may be offered for sale from time to time by this prospectus, and the number of our shares to be held by such selling stockholder assuming the sale of all of the shares offered hereby.

     We have agreed to keep the registration statement of which this prospectus constitutes a part effective until January 31, 2004. We may amend or supplement this prospectus from time to time to update the disclosure hereunder.

		Percent of			Percent of
	Shares	Outstanding		Shares	Outstanding
	Beneficially	Vitesse Stock	Shares	Owned After	Vitesse Stock
Name of Beneficial Owner	Owned (1)	(4)	Offered	Offering (5)	(4)(5)

James V. Rubino (2)	518,502	*	314,029	204,473	*
Klaus-Peter Deyring (3)	388,922	*	235,550	153,372	*

	907,424	*	549,579	357,845	*

________________
*Represents less than 1% of the outstanding shares of Common Stock.

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right.

(2)	Includes (i) 314,029 shares issuable immediately prior to the effectiveness of the registration statement of which this prospectus is a part, which shares are offered hereby, and (ii) 204,473 outstanding shares held in escrow for such stockholder’s account by US Bank Trust, National Association, as escrow agent, pursuant to the Stock Purchase Agreement, which shares are not offered hereby. Unless subject to a claim for indemnification by Vitesse, or reacquired by Vitesse as a result of the resolution of such a claim, the shares held in escrow will be released to the selling stockholders on January 31, 2004. Does not include shares of our common stock we may issue on our about on July 31, 2003 and October 31, 2003 in satisfaction of contingent payment obligations to the selling stockholder of up to an aggregate of $2,382,859, pursuant to the Stock Purchase Agreement. Although these shares are being registered as of the date of this prospectus, the selling stockholder does not yet beneficially own these shares and the exact number of such shares will be determined at the time of issuance based on prevailing market prices.

(3)	Includes (i) 235,550 shares issuable immediately prior to the effectiveness of the registration statement of which this prospectus is a part, which shares are offered hereby, and (ii) 153,372 outstanding shares held in escrow for such stockholder’s account by US Bank Trust, National Association, as escrow agent, pursuant to the Stock Purchase Agreement, which shares are not offered hereby. Unless subject to a claim for indemnification by Vitesse, or reacquired by Vitesse as a result of the resolution of such a claim, the shares held in escrow will be released to the selling stockholders on January 31, 2004. Does not include shares of our common stock we may issue on our about on July 31, 2003 and October 31, 2003 in satisfaction of contingent payment obligations to the selling stockholder of up to an aggregate of $1,787,354, pursuant to the Stock Purchase Agreement. Although these shares are being registered as of the date of this prospectus, the selling stockholder does not yet beneficially own these shares and the exact number of such shares will be determined at the time of issuance based on prevailing market prices.

(4)	Based on the number of shares of Vitesse common stock outstanding as of April 30, 2003.
(5)	Assumes the sale of all shares offered hereby.

     We may, from time to time, supplement or amend this Prospectus, as required, to provide other information with respect to the selling stockholders.

PLAN OF DISTRIBUTION

     On January 31, 2003, Vitesse acquired APT Technologies, Inc. pursuant to a Stock Purchase Agreement with APT Technologies, Inc., the selling stockholders and certain other parties. The registration statement has been filed pursuant to a registration rights agreement to which each of the selling stockholders is a party. To our knowledge, the selling stockholders have not entered into any agreements, arrangements or understandings with any particular brokers or market makers with respect to the shares, nor do we know the identity of the brokers or market makers which will participate in the offering.

     The shares covered hereby may be offered and sold from time to time by the selling stockholders. Subject to the Registration Rights Agreement, the selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders plan to sell the shares offered hereby only in brokers’ transactions, as defined in Rule 144 promulgated under the Securities Act. In general, brokers’ transactions are ones in which the broker merely executes the sell order, receives no more than the customary commission and does not solicit orders to buy the shares. No assurances can be given that the selling stockholders will sell any of the shares subject to this prospectus or that the selling stockholders will not sell such shares in a private transaction or other transaction that is exempt from the registration requirements of the Securities Act. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale. The selling stockholders may also loan or pledge the shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

     In offering the shares, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales, and any profits realized by the selling stockholder and the compensation of each broker-dealer may be deemed to be underwriting discounts and commissions.

     Rule 102 of Regulation M prohibits a selling stockholder in a distribution from bidding for or purchasing, directly or indirectly, any of the securities which are the subject to the distribution. Rule 104 under Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

     Pursuant to the terms of the Stock Purchase Agreement, the selling stockholders may not sell any of the shares during the period including the last two weeks of each fiscal quarter through and until 24 hours after announcement of that quarter’s operating results. The selling stockholder also may not sell at such other times that the officers and directors are restricted from selling in accordance with applicable policies of Vitesse.

We cannot assure you that the selling stockholders will sell any or all of the shares offered hereby.

LEGAL MATTERS

     Certain legal matters relating to the validity of the shares offered hereby will be passed upon by Davis Polk & Wardwell, Menlo Park, California.

EXPERTS

     The consolidated financial statements and schedule of Vitesse Semiconductor Corporation as of September 30, 2002 and 2001 and for each of the years in the three year period ended September 30, 2002, have been incorporated by reference herein, and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The registrant will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission (“SEC”) registration fee.

SEC registration fee	$590
Legal fees and expenses	$15,000
Accounting fees and expenses	$15,000
Miscellaneous expenses	$410

Total	$31,000

Item 15. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circums tances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Paragraph 9 of the Registrant’s Amended Certificate of Incorporation and Article 6 of the Registrant’s Bylaws provide for indemnification of the Registrant’s directors and officers to the maximum extent permitted by the Delaware General Corporation Law. The Registrant also maintains, and intends to continue to maintain, insurance for the benefit of its directors and officers to insure such persons against certain liabilities, including liabilities under the Securities laws.

Item 16. Exhibits.

4.1	Registration Rights Agreement dated January 31, 2003 by and among the Registrant and the selling stockholders

5.1	Opinion of Davis Polk & Wardwell

23.1	Consent of KPMG LLP, Independent Accountants.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on page II-3).

Item 17. Undertakings.

     A. Undertaking Pursuant to Rule 415

     The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     B. Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Undertaking in Respect of Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-2

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on this 9th day of May, 2003.

VITESSE SEMICONDUCTOR CORPORATION

By:	/s/ Eugene F. Hovanec
	Name:	Eugene F. Hovanec
	Title:	Vice President, Finance and
Chief Financial Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Louis R. To masetta and Eugene F. Hovanec, jointly and severally, his attorneys -in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in- fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Louis R. Tomasetta	President, Chief Executive Officer, and
	Director (principal executive officer)	May 9, 2003
Louis R. Tomasetta
Vice President, Finance and Chief
/s/ Eugene F. Hovanec	Financial Officer (principal financial and
	accounting officer)	May 9, 2003
Eugene F. Hovanec

/s/ James A. Cole
	Director	May 9, 2003
James A. Cole

/s/ John C. Lewis
	Director	May 9, 2003
John C. Lewis

/s/ Alex Daly
	Director	May 9, 2003
Alex Daly

/s/ Vincent Chan
	Director	May 9, 2003
Vincent Chan

II-3

INDEX TO EXHIBITS

Exhibit

Number	Description

4.1	Registration Rights Agreement dated January 31, 2003 by and among the Registrant and the selling stockholders
5.1	Opinion of Davis Polk & Wardwell
23.1	Consent of KPMG LLP, Independent Accountants
23.2	Consent of Counsel (included in Exhibit 5.1)
24.1	Power of Attorney (included on Page II-3)